                                  EXHIBIT 2.3

                        AGREEMENT FOR PURCHASE AND SALE


   THIS AGREEMENT dated this 25th day of November, 1997, between AMERADA HESS CORPORATION, a Delaware corporation (hereinafter referred to as "Seller"), and MILLER OIL CORPORATION, a Michigan corporation (hereinafter referred to as "Buyer").


                             W I T N E S S E T H:

   WHEREAS, Seller owns certain oil and gas properties in eleven (11) areas of mutual interest ("AMI") in the Mississippi Salt Basin in Covington, Jefferson Davis, Jones, Lamar and Lawrence Counties, Mississippi, established pursuant to a certain Mississippi/Louisiana Salt Dome Joint Venture Agreement dated March 1, 1993 between Seller and Buyer, a certain Joint Venture Agreement dated June 1, 1996 between Seller and Buyer, and a certain Joint Venture Agreement dated June 1, 1996 among Seller, Buyer, Key Production Company, Liberty Energy Corporation and Bonray, Inc., all as amended; and

   WHEREAS, Seller desires to sell and Buyer desires to acquire all of Seller's oil and gas interests, both producing and non-producing, and related assets in said AMIs; and

   WHEREAS, Seller is the operator of the oil and gas properties included within the Assets to be sold by Seller to Buyer;

   NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:



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                                   ARTICLE I

                               PURCHASE AND SALE

   1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase at Closing (as hereinafter defined) the following assets of Seller (except those items on the list of excluded property set forth on Exhibit 1.1 attached hereto), hereinafter referred to as the "Assets:"

        (a) All oil, gas and/or mineral leases, leasehold estates, mineral fees, royalty and overriding royalty interests, and all other interests of any nature whatsoever in the eleven (11) AMIs described in the Recitals hereto and outlined on the exhibit attached hereto as Exhibit 1.1(a), whether currently owned by Seller or acquired by Seller prior to Closing, regardless of whether Seller owns record title or a beneficial or contractual interest (all of said interests being hereinafter collectively referred to as "Mineral Interests"), together with each and every kind and character of right, title, claim or interest which Seller has in and to the Mineral Interests and the lands covered by the Mineral Interests;

        (b) Present and future participation in any wells, units, fields, or additional oil and gas interests, which participation is derived from and limited to the Mineral Interests, including, but not limited to, all right, title and interest of Seller derived from any unitization, pooling, operating, area of mutual interest, communitization or other agreement, or from any declaration or order of any governmental authority;

        (c) All wells, equipment, facilities, improvements, salt water disposal wells, compressors, compressor stations, dehydration facilities,

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

treating facilities and plants (including desulfurization facilities), pipelines, gathering systems, flow lines, transportation lines, field offices and yards (both owned and leased), valves, meters, separators, tanks, tank batteries, and other fixtures and appurtenances pertaining to the Mineral Interests;

        (d) Oil, gas and other hydrocarbons (including all components thereof) produced from, or attributable to the Mineral Interests subsequent to the Effective Date (as hereinafter defined), including "line fill" and inventory below the pipeline connection in tanks;

        (e) Personal property located on or used in connection with the development, operation, maintenance, and/or safeguarding of any of the Mineral Interests, including, but not limited to, cores, cuttings, supplies, inventory, pipe, equipment, compressors, tools and contents of the field offices (including, but not limited to, computers utilized for Scadix monitoring of wells, furniture, fixtures and supplies);

        (f) Contracts and contractual rights, obligations and interests including, but not limited to, unit agreements, farmout agreements, farmin agreements, drilling contracts, operating agreements, well service contracts, seismic licenses, software licenses, storage or warehouse agreements, supplier contracts, service contracts, marketing contracts, construction agreements, division orders and transfer orders, relating to the Mineral Interests; except licenses which Seller is prohibited from selling or assigning under the terms of a contract existing on the Effective Date;



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        (g)  All lease files, land files, well files, well data and records, engineering studies, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, geophysical data, files, tapes, maps, and licenses, and all other books, files and records, information and data (including, but not limited to, engineering and geological data, files and maps) of Seller, insofar as the same relate to the Mineral Interests, except for licenses and data which Seller is prohibited from selling or assigning under the terms of a contract existing on the Effective Date;

        (h) Hydrocarbon sales, purchase, exchange and processing contracts and agreements, and all other contracts and agreements, insofar as the same affect or relate to the production from the Mineral Interests, including, but not limited to, any rights Seller has to market the production of other current working interest owners who are subject to Joint Operating Agreements among Seller, as Operator, and Buyer et al., as Non-Operators, covering the Mineral Interests;

        (i) All claims of Seller against gas purchasers for "take-or-pay" obligations and similar obligations, with respect to the Mineral Interests to the extent such claims have not been paid to or settled by Seller as of the Effective Date, all obligations and benefits with respect to gas production or processing imbalances which are to be assumed or received by Buyer pursuant to this Agreement, and all obligations and benefits with respect to severance tax abatements with respect to the Mineral Rights attributable to periods of time after the Effective Date;


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        (j)  Easements, licenses, authorizations, permits, and similar rights and interests applicable to, used or useful in connection with, any or all of the Mineral Interests; and

        (k) Accounts receivable under joint interest billings with respect to expenses incurred after the Effective Date, and subject to Section 1.6 and to the extent transferable, Seller's right to act as operator under all agreements relating to the Assets, and all funds held by Seller in suspense with respect to the Assets.

   1.2 PURCHASE PRICE. The purchase price ("Purchase Price") for the Assets shall be the sum of Fifty Million Five Hundred Thousand Dollars ($50,500,000) cash, payable as follows:

        (a) Two Million Five Hundred Thousand Dollars ($2,500,000) upon execution of this Agreement;

        (b) Subject to the adjustments provided herein, Forty-five Million Dollars ($45,000,000) at Closing;

        (c) Five Hundred Thousand Dollars ($500,000) on the first anniversary date of Closing;

        (d) One Million Dollars ($1,000,000) on the second anniversary date of Closing; and

        (e) One Million Five Hundred Thousand Dollars ($1,500,000) on the third anniversary date of Closing

All funds shall be by wire transfer of United States federal funds to accounts designated by Seller.

   1.3  PURCHASE PRICE ADJUSTMENT.  For the purposes of making the adjustments to the Purchase Price required by the provisions of this

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Agreement, Seller and Buyer have allocated the Purchase Price to the Assets as set forth in Exhibit 1.3 attached hereto. Except as provided in Sections 8.1 and 8.4, in the event that any provision in this Agreement specifies a reduction or increase in the Purchase Price, and in the event the parties hereto cannot, at Closing, agree on the amount of such adjustment, then, in such event, either party may submit the amount representing the disagreement to arbitration as provided in Section 10.10 hereof. In such event the amounts eventually paid shall bear interest from February 23, 1998, to the date of payment at a rate per annum equal to the Prime Lending Rate (i.e., the base rate on corporate loans) of Citibank, N.A., New York, New York, but in no event shall such rate of interest exceed the maximum legal rate of interest. Amounts not in dispute shall be paid at Closing as required by Section 6.2(c).

   1.4 ASSUMPTION OF CERTAIN OBLIGATIONS. Subject to Closing and except as otherwise provided herein, Buyer agrees to assume and will discharge all obligations of Seller pertaining to the Assets which are attributable to the ownership of the Assets, from and after the Effective Date.

   1.5 CLOSING. The purchase and sale of the Assets ("Closing") shall take place at the offices of Seller, on February 23, 1998 or such earlier date as may be agreed upon by Buyer and Seller ("Closing Date"). Subject to the terms and conditions of this Agreement, Buyer shall deliver to Seller at Closing the Closing Amount calculated pursuant to Section 6.2(f), Seller shall deliver to Buyer the executed and acknowledged Assignment and Bill of Sale attached hereto as Exhibit 6.2(a), and Seller shall cause the Assets to be delivered to Buyer. In the event the Closing occurs after

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February 23, 1998 as a result of a delay not caused by Seller, Buyer shall pay
Seller per diem interest on the Purchase Price computed from February 23, 1998 to the Closing Date at a rate per annum calculated at the Prime Lending Rate of Citibank, N.A., New York, New York, but in no case in excess of the maximum legal rate of interest. The conveyance of the Assets and assumption of obligations shall be effective as of 7:00 a.m., Central Standard Time, on September 1, 1997 ("Effective Date").

   1.6 TRANSFER OF OPERATOR STATUS. Seller shall use its best efforts and take all reasonable actions before and after Closing to effect election or appointment of Buyer as Operator under all joint venture agreements and all operating agreements to which any of the Assets are subject.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES BY SELLER

   2.1 REPRESENTATIONS AND WARRANTIES. Seller represents and warrants that:

        2.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement are within the corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or of Seller's certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which any of the Assets are subject, other than those set forth on


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Exhibit 4.6.  This Agreement has been duly executed and delivered, and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms.

        2.1.2 There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Seller, threatened against Seller, which could adversely affect Seller's ability to perform its obligations hereunder.

        2.1.3 No broker or finder has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller.

        2.1.4 Seller has not been served with any process or written demand with respect to any suits, actions or other proceedings pending or threatened before any court or governmental agency against Seller and pertaining to the Assets, which might result in a material impairment or loss of title to any material part of the Assets or the value thereof or which might materially hinder or impede the operation of the Assets.

        2.1.5 There have been no advanced, take-or-pay, take-and-pay or other payments made to Seller or any other party which would in any way reduce the price or value to be received for the production from the Assets after the Effective Date, and the Mineral Interests were not subject to any gas imbalances as of the Effective Date.

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

        2.1.6 To the best of its knowledge, Seller is not in default under any agreement or obligation to which it is a party or by which it is bound and to which the Assets may be subject.

        2.1.7 Insofar as pertinent to the Assets, Seller has timely filed or caused to be filed all federal, state, local and foreign tax and information returns required under all applicable statutes, rules and regulations, Seller has not received any notices of delinquency, deficiency or assessment with respect to federal, state, local or foreign taxes, and there are no actions or proceedings pending with respect to federal, state, local or foreign taxes.

        2.1.8 To the extent that there are any contractually binding arrangements that are applicable to the Assets and to which Buyer is not currently a party, the contractually binding arrangements which are applicable to the Assets and which, if the Assets are purchased by Buyer, will be assumed (in whole or in part) by Buyer are of the type generally found in the oil and gas industry, do not (individually or in the aggregate) contain unusual or unduly burdensome provisions which may operate in a materially adverse manner with respect to the Assets or to Buyer, are in form and substance considered conventional within the oil and gas industry and do not give rise to title defects or breaches of the representations or warranties of Seller herein.

        2.1.9 To the best of its knowledge, Seller has complied in all material respects with all applicable laws and with all applicable rules, regulations, and orders of governmental agencies while operating the

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Assets, and has obtained all material governmental licenses and permits required to own and operate the Assets.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

   3.1 REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants that:

        3.1.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The execution, delivery and performance by Buyer of this Agreement are within the corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or of Buyer's certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer. This Agreement has been duly executed by, and constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms.

        3.1.2 There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Buyer, threatened against Buyer, which could adversely affect Buyer's ability to perform its obligations hereunder.

        3.1.3 No broker or finder has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's

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fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

        3.1.4 Buyer has no knowledge of any demand or suit, action or proceeding pending or threatened before any court or governmental agency which could adversely affect Buyer's ability to perform its obligations under or in connection with this Agreement.


                                  ARTICLE IV

                            TITLE AND ENVIRONMENTAL

   4.1 TITLE TO ASSETS. Seller warrants that its ownership of the Assets consists of good and marketable title, free and clear from all title defects, as defined in Paragraph 4.4 below, and Seller agrees to defend title to the Assets against every person claiming by, through and under Seller, but not otherwise, all of which shall be set forth in the Assignment and Bill of Sale attached hereto as Exhibit 6.2(a). In addition, Seller represents and warrants: (1) with respect to each of the well units described in Exhibit 4.1, that Seller's title to the Mineral Interests in such unit entitles Seller to receive not less than the net revenue interest of Seller set forth in Exhibit 4.1 for such unit of all oil and gas produced, saved and marketed from or attributable to the lands within such unit and obligates Seller to bear the costs and expenses relating to the maintenance, development and operation of such unit in an amount not greater than the working interest of Seller set forth in Exhibit 4.1 for such unit; (2) with respect to each undeveloped oil and gas lease set forth on Exhibit 4.1, that Seller owns the percentage of the working

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interest in such lease set forth in Exhibit 4.1; and (3) that Seller has not created any burdens on such leases except as disclosed in the agreements listed on Exhibit 10.1.

   4.2 TITLE FILES. Promptly after the execution of this Agreement and until January 13, 1998, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders and agreements pertaining to the Assets insofar as the same may now be in existence and in the possession of Seller and all other records of Seller reasonably necessary for Buyer to verify Seller's representations and warranties under Articles II and IV.

   4.3  BUYER'S TITLE REVIEW.

        (a) Immediately upon execution by both parties hereto of this Agreement, Buyer shall at Buyer's sole cost and expense commence and diligently pursue examination of title to the Mineral Interests. Seller shall fully cooperate with Buyer and shall provide Buyer with all documents, records and material in Seller's possession and all assistance reasonably necessary to assist Buyer in determining the validity of Seller's title in and to the Mineral Interests. Buyer shall conclude Buyer's title review and give notice to Seller of asserted title defects and any other matters which could give rise to a reduction in the Purchase Price as soon as practical, but in no event later than January 13, 1998; provided, however, that Buyer shall give notice of title defects as to any Oil and Gas Property only to the extent that the value of such title

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

defects exceed one percent (1%) of the value allocated to such Oil and Gas Property pursuant to Section 1.3. For purposes of Section 4.3(a) and (b), "Oil and Gas Property" means each well and each undeveloped lease block to which a separate value is allocated on Exhibit 1.3.

        (b) Upon receipt of the notice set forth under Section 4.3(a) Seller shall have until ten (10) days prior to the Closing Date, but not less than five
(5) days from receipt of notice, to cure all or any portion of asserted title defects, such curative costs to be borne solely by Seller. If Seller within the time provided above is unable or refuses to cure such asserted title defects, Buyer may elect (i) not to accept that portion of the Mineral Interests and related Assets with respect to which title has failed and to reduce the Purchase Price by the amount attributable to such Mineral Interests to which title has failed as determined pursuant to Section 1.3, or (ii) to accept the Mineral Interests with respect to which title has failed and reduce the Purchase Price by the value of such title defect. Provided that there shall be no price adjustment to an Oil and Gas Property until the title defect threshold is met as provided in the third sentence of Section 4.3(a).

   4.4 TITLE DEFECTS. For the purposes of this Agreement, a portion of the Assets shall be deemed to have a title defect if Buyer, in good faith and using reasonable and prudent legal standards, based upon title opinions or other title materials which a knowledgeable purchaser of oil and gas properties would consider conclusive in such determination, determines that any one or more of the following statements is untrue on or after the Effective Date with respect to such portion of the Assets:

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        (i)  Seller has defensible title thereto.

        (ii) All royalties, (but only to the extent that failure to pay will result in loss of working interest), delay rentals, payments in lieu of operation of pugh clauses, shut-in gas payments and other payments in the absence of which title failure would occur with respect to any portion of the Mineral Interests have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry, or which otherwise will not result in grounds for cancellation or termination of Seller's rights in such portion of the Mineral Interests.

        (iii) Seller (including any third party operating on Seller's behalf) is not in default under the terms of any leases, farmout agreements or other contracts or agreements respecting such portion of the Mineral Interests which would materially reduce the value thereof.

        (iv) Seller's representations and warranties in Section 4.1 are accurate.

   4.5 BEST EFFORTS TO CONVEY. Seller and Buyer each shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale by the Seller of its interests in the Assets and the transactions contemplated by this Agreement and to assure that as of the Closing Date Seller will not be under any material, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

   4.6 PURCHASE RIGHTS AND CONSENTS. All leases and agreements affecting the Mineral Interests containing consent to assignment

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

obligations and preferential right to purchase or bid provisions that must be complied with prior to the assignment of the Mineral Interests to Buyer are set forth in Exhibit 4.6 attached hereto (except such agreements with respect to which all necessary consents to assignment or waivers of preferential rights to purchase or bid have already been obtained by Seller). Seller and Buyer each shall use its best efforts to obtain such remaining consents to assignment and waivers or expiration of preferential right to purchase or bid prior to Closing. If a third party (1) exercises a preferential right to purchase any portion of the Assets; or (2) pursuant to a preferential right to bid, submits a bid for any portion of the Assets which is greater in amount than the Purchase Amount allocated to such portion of the Assets pursuant to Section 1.3 and which Seller is obligated to accept, then in either event at Buyer's sole option, either (a) such portion of the Assets shall be excluded from the sale, and the Purchase Price shall be reduced by the amount equal to the higher of (i) the amount of the Purchase Price allocated to such portion of the Assets pursuant to Section
1.3 or (ii) the amount of such bid for such portion of the Assets; or (b) Buyer may terminate this Agreement.

   4.7 SELLER'S REVIEW. In the event Seller determines, in good faith and using reasonable prudent legal standards, based upon title opinions or other title material which a knowledgeable seller of oil and gas property would consider conclusive in such determination, that with respect to the well units described in Exhibit 4.1, Seller's net revenue interest in such unit is more than that stated in Exhibit 4.1 or Seller's working interest in such unit is less than that stated in Exhibit 4.1, Seller shall give

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notice to Buyer of such determination as soon as practical, but in no event later than January 13, 1998. If Buyer agrees with Seller's notice, and Buyer's agreement shall not be unreasonably withheld, the Purchase Price shall be increased by the amount attributable to the additional interest being acquired by Buyer as determined pursuant to Section 1.3. If Buyer does not agree with Seller's notice, the dispute shall be submitted to arbitration pursuant to
Section 10.10.

   4.8 ENVIRONMENTAL INSPECTION. Buyer will have until January 13, 1998 to complete its environmental inspection report and notify Seller of any Environmental Defects. Seller will have thirty (30) days after receiving the written report from Buyer to notify Buyer in writing of its intended action for each Environmental Defect. Buyer will have the option to allow Seller to: (a) pay for the remediation; (b) completely indemnify Buyer from the Environmental Defect; or (c) exclude the applicable Asset from the sale and reduce the Purchase Price by the amount attributable to such Asset as determined pursuant to Section 1.3. For the purposes of this Section 4.8, the Assets will only be considered as having an Environmental Defect if (1) it is required to be remediated under applicable environmental laws, regulations, rules, orders or other directives of any federal, state or other governmental or judicial entity having jurisdiction thereof ("applicable environmental laws") and (2) the cost to remediate said Environmental Defect condition to levels required by applicable environmental laws exceeds one percent (1%) of the Purchase Price allocated to the affected Asset. Buyer shall treat all information regarding any Environmental Defect as confidential.

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                                   ARTICLE V

                                     TAXES

   5.1 SALES AND OTHER TRANSFER TAXES. Buyer shall bear the cost of all applicable sales taxes, real property transfer taxes and other taxes payable as a result of the transfer of the Assets.

   5.2 OTHER TAXES. All other taxes on the ownership or operation of the Assets including real estate taxes other than transfer taxes, which are imposed with respect to periods or portions of periods prior to the Effective Date shall be paid by Seller and all such taxes imposed with respect to periods or portions of periods after the Effective Date shall be paid by Buyer.

   5.3 TAX PURCHASE PRICE ALLOCATIONS. Seller and Buyer agree that the allocation of the consideration given for the transfer of the Assets among the Assets will be in accordance with Section 8.4 and shall apply for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, if that section applies to this transaction. The Seller and Buyer further agree that, if said Section 1060 applies to this transaction and if Exhibit
8.3 does not otherwise state, the total amount of that consideration has been allocated to "Class III Assets" within the meaning of that Section 1060 and the Treasury Regulations promulgated thereunder.


                                  ARTICLE VI

                                    CLOSING

   6.1  CONDITIONS OF CLOSING.
       (a)  CONDITIONS TO OBLIGATIONS OF BUYER.  The obligations of
Buyer to be performed on the Closing Date are subject to the satisfaction

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of the following conditions, any one or more of which may be waived in whole or in part by Buyer:

          (i) The representations and warranties of Seller set forth in this Agreement (except those for which a title defect notice is given under Article IV) shall be true and correct in all material respects as of the Closing Date.

          (ii) Seller shall have applied for and obtained all material governmental or other required third party consents to assignment, waivers of preferential rights to purchase or bid and other actions necessary to the consummation of the transactions contemplated by this Agreement.

          (iii) Seller shall have performed in all material respects all agreements required to be performed by it prior to or on the Closing Date.

          (iv) There shall have been no material adverse change in the condition of the Assets except depletion through normal production within authorized allowables and rates of production and depreciation of equipment through ordinary wear and tear.

          (v) Buyer shall have been elected or appointed as operator of the eleven AMI's and as operator under all operating agreements to which the Assets are subject.

          (vi) No explosion, fire, blowout, earthquake or other catastrophic event has occurred that would materially affect the operation or value of the property.

       (b) CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to be performed on the Closing Date are subject to the satisfaction

                                     -18-
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of the following conditions, any one or more of which may be waived in whole or in part by Seller.

          (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

          (ii) Buyer shall have performed in all material respects all agreements required to be performed by it under this Agreement prior to or on the Closing Date.

   6.2 CLOSING OBLIGATIONS. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

       (a) The Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale in the form set forth in Exhibit 6.2(a) to this Agreement and such other instruments of transfer and assignment necessary to convey to Buyer the Assets in the manner contemplated by this Agreement.

       (b) The Seller shall deliver to Buyer possession of the Assets and Buyer shall take possession of the Assets.

       (c) Buyer shall deliver to Seller the amount calculated pursuant to Section 6.2(f) by wire transfer to Seller's account as set forth in
Section 1.2.

       (d) The Seller and Buyer shall execute, acknowledge, and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment of proceeds attributable to production from the Assets to Buyer from the Effective Date.

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

       (e) Seller and Buyer shall execute, acknowledge and deliver such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement.

       (f) Seller shall prepare a settlement statement (herein called the "Preliminary Settlement Statement") that shall set forth that portion of the Purchase Price due at Closing pursuant to Section 1.2(b), any adjustment to the Purchase Price, including any Post-Closing adjustments as provided for in Section 8.1 herein to the extent that such adjustments are known at the time the Preliminary Settlement Statement is prepared ("Closing Amount"), and the calculations used to determine the Closing Amount. The Closing Amount shall be determined using for such adjustments the best information then available. Seller and Buyer shall attempt to arrive at an agreement relative to all items to be contained in such Preliminary Settlement Statement prior to the Closing. In the event the parties are unable to reach such agreement prior to the Closing, then settlement at the Closing shall be based upon all undisputed amounts, with all disputed amounts to be deferred to the final settlement. Any sums payable to a party hereto as a result of the deferral to the final settlement of such sums shall bear interest from the Closing Date to date of payment at a rate per annum based on the Prime Lending Rate of Citibank, N.A., New York, New York; but in no case in excess of the maximum legal interest.

                                  ARTICLE VII

                         TRANSACTIONS PRIOR TO CLOSING

   7.1 OPERATION OF ASSETS. Prior to the Closing Date, Seller agrees, unless specifically waived by Buyer in writing, to:

       (a) Notify Buyer of any notice or threatened notice of which Seller becomes aware relating to any default, inquiry into any possible default, or action to alter, terminate, rescind or procure a judicial reformation of any Mineral Interest or any provision thereof or relating to, in the case of any production sales contract, any intent to exercise any "market-out," "FERC-out," price re-negotiation or other option available to the purchaser thereunder, to alter pricing, delivery or other material provisions thereof, or to contest or dishonor any "take-or-pay" or other material provisions thereof;

       (b) Except as permitted under subparagraph (f) of this Section 7.1, not enter into any material new agreements or amend or terminate any material existing agreements relating to the Assets;

       (c)  Not encumber, sell, or otherwise dispose of any of the Assets;

       (d) Not abandon any well included in the Assets or release or abandon any portion of the Mineral Interests included in the Assets;

       (e) Not waive, compromise or settle any right or claim that would materially adversely affect the ownership or operation of the Assets after the Closing Date;

       (f) Participate with Buyer in acquisitions covering any and all mineral interests in the AMIs pursuant to the joint venture agreements referenced in the Recitals hereto; and

       (g) Propose operations under the terms of a joint operating agreement covering any of the AMIs or agreements listed in the Recitals hereto, only pursuant to mutual agreement with Buyer.


                                 ARTICLE VIII

                           OBLIGATIONS AFTER CLOSING

   8.1 POST-CLOSING ADJUSTMENTS. Within ninety (90) days after the Closing, a final settlement statement will be prepared by Seller and submitted to Buyer, with appropriate supporting information and documentation, showing income and expenses for the Assets between the Effective Date and Closing Date and other charges and credits provided in this Agreement ("Settlement Statement").

       Seller shall be credited with:

          (a) The value of all merchantable, clean, dry oil in sales tanks at the Effective Date that is credited to the Assets, such value to be the market or contract price in effect as of the Effective Date, less any taxes withheld properly by the purchaser of such.

          (b) The amount of all costs and expenses, including, without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, windfall profit and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements or joint venture agreements and, in the absence of such an agreement, expenses of the sort customarily billed under such agreements, not including income taxes, paid by or on behalf of Seller, in connection with the operation of the Assets during the period after the Effective Date.

          (c) An amount equal to all prepaid expenses attributable to the Assets that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date, including, without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of proceeds therefrom and equipment and related costs. Any refund of ad valorem tax attributable to the period before the Effective Date received by Buyer shall be paid to Seller.

       Buyer shall be credited with:

          (a) Proceeds received by Seller that are, in accordance with generally accepted accounting principles, attributable to the Assets for the period of time after the Effective Date.

          (b) An amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments (but not including income taxes), based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, accruing to the Assets prior to the Effective Date, which amount shall be computed based upon such taxes assessed against the applicable portion of the Assets for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax related year last ended, including an amount equal to any windfall profit tax liability attributable to any period prior to the Effective Date.

       In addition to the matters mentioned above, the Settlement Statement shall include any other debits and credits, either cash or accrued, but excluding income and franchise taxes, which under generally accepted accounting principles would reflect transfer of ownership of the Assets on the Effective Date.

       The net amount to be paid by the owing party shall be paid ten (10) days after receipt of the Settlement Statement. Buyer and Seller each shall have the right for a period of two years following receipt of the Settlement Statement in which to audit the other's books and records related to the matters covered by the Settlement Statement and any other matters related to the Assets. In the event that such audit reveals that any amounts are due and owing to any party, that party shall have the right to recover such amounts. In the event the parties cannot agree on the Post Closing Adjustments specified in this Section 8.1, the parties agree to submit such dispute to an accounting firm selected by Buyer from a list of four accounting firms selected by Seller which do no business with Seller or Buyer, and the determination made by such accounting firm shall be final and binding. Any amount awarded in such arbitration shall bear interest from ten (10) days after the submittal of the final Settlement Statement in accordance with this Article VIII at a rate per annum based on the Prime Lending Rate of Citibank N.A., but in no case in excess of the legal rate of interest.

   8.2 FILES AND RECORDS. Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer at the locations specified by Buyer all of the material documents in its possession pertaining to the Assets.

   8.3 TAX PURCHASE PRICE ALLOCATIONS. Within one hundred twenty (120) days after the Closing, Buyer and Seller agree that (a) Buyer shall complete Exhibit
8.3 in accordance with Section 5.3 and submit it to Seller for Seller's approval, and (b) Buyer and Seller shall acknowledge their approval of the completed Exhibit 8.3 in a writing executed by both parties. In the event the parties cannot agree on the allocations, they shall submit such dispute to an accounting firm selected in the same manner as provided in Section 8.1 and the determination made by such accounting firm shall be final and binding.

   8.4 FURTHER ASSURANCES. After Closing, Seller agrees to execute and deliver to Buyer all such instruments, notices, division or transfer orders, and other documents, and to do all such other acts not inconsistent with this Agreement as may reasonably be necessary or advisable to carry out its obligations under this Agreement or to more fully assure Buyer, its successors and assigns, of the respective rights, title, interests and estates herein provided to be sold, assigned and conveyed by Seller to Buyer at Closing.


                                  ARTICLE IX

                           SURVIVAL; INDEMNIFICATION

   9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All warranties of Seller and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year after the Closing Date, but no longer, except that the warranty by Seller under Section 4.1 shall terminate immediately after Closing; however, the parties agree that any warranty given under the Assignment and Bill of Sale attached hereto as Exhibit 6.2(a) shall remain applicable.

   9.2 INDEMNIFICATION. After the Closing, Buyer and Seller shall indemnify each other with respect to claims of third parties, as follows:

       9.2.1 Buyer shall defend, indemnify and save and hold harmless Seller against all claims, costs, expenses, liability and obligations with respect to the Assets, which accrue after the Effective Date, including but not limited to
(a) the liability to properly plug and abandon all wells included in the Assets,
(b) claims by royalty owners, working interest owners and/or vendors for improper or non-payment of royalty, revenue or invoices pertaining to production from or operation of the Assets after the Effective Date, (c) those that are attributable to the violation of any environmental or other law or regulation after the Effective Date and (d) those arising from Buyer's operations of the Assets after the Effective Date, but not including (a) those incurred by Seller with respect to the sale of the Assets to Buyer or the negotiations leading to such sale, (b) those that result from or are attributable to any representation or warranty of Seller contained in this Agreement being untrue to a material extent or a breach of any warranty or covenant of Seller contained in this Agreement, and (c) those as to which Seller agrees to indemnify Buyer under
Section 9.2.2.

       9.2.2 Seller shall defend, indemnify and save and hold harmless Buyer against all claims, costs, expenses and liabilities with respect to the Assets, which accrue prior to the Effective Date, including but not limited to
(a) those which arise from any plugging and abandonment operations prior to the Effective Date, (b) claims by royalty owners, working interest owners and/or vendors for improper or non-payment of royalty, revenue or invoices pertaining to production from or operation of the Assets prior to the Effective Date, (c) those that are attributable to the violation of any environmental or other law or regulation prior to the Effective Date (unless Buyer is reimbursed for same under Section 4.8), and (d) those arising from Seller's operations of the Assets prior to the Effective Date, except to the extent Buyer may be responsible for a proportionate share of the liability as co-owner of the properties at the time the claim accrued, but not including (a) those incurred by Buyer with respect to the purchase of the Assets by Buyer or the negotiations leading to such purchase, (b) those that result from or are attributable to any representation or warranty of Buyer contained in this Agreement being untrue to the material extent or a breach of any warranty or covenant of Buyer contained in this Agreement, and (c) those as to which Buyer agrees to indemnify Seller under
Section 9.2.1. Seller shall also defend, indemnify and save and hold harmless Buyer against all claims, costs, expenses and liabilities which arise from Seller's willful misconduct or gross negligence as operator of the Assets between the Effective Date and Closing.

                                   ARTICLE X

                                 MISCELLANEOUS

   10.1 APPLICABLE AGREEMENTS. This Agreement is made subject to all the terms and conditions of those contracts and agreements to which Buyer is a party and those set forth in the attached Exhibit 10.1 which Seller has entered into or is subject to as a result of owning the Assets; to the best of its knowledge, Seller represents that there are no other contracts and agreements, other than those to which Buyer is a party, to which the Assets are subject. In addition, Seller represents that production from the Mineral Interests is not subject to any contract or commitment, other than those to which Buyer is a party, which cannot be terminated by Buyer, as successor to Seller's interests, upon notice of sixty (60) days or less, except as set forth on Exhibit 10.1.

   10.2 INTEGRATION; AMENDMENT AND MODIFICATION. This Agreement constitutes the entire understanding of the parties hereto with respect to the matters referred to herein and supersedes all prior arrangements or understandings, written or oral with respect thereto. Except as expressly set forth herein, neither of the parties makes to the other party any representation or warranty, whether express or implied, of any kind whatsoever. This Agreement may not be modified, supplemented or changed in any respect except by a writing duly executed by Seller and Buyer.

   10.3 DESCRIPTIVE HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

   10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

   10.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties, and their successors and assigns.

   10.6 NOTICES. All notices, disclosures or other communications which are required or permitted hereunder shall be in writing and shall be delivered as follows:

   IF TO BUYER:

              Miller Oil Corporation
              3104 Logan Valley Road
              P.O. Box 348
              Traverse City, MI 49685-0348
              ATTN:  Kelly Miller

   IF TO SELLER:

              Amerada Hess Corporation
              One Allen Center
              500 Dallas Street
              Houston, TX 77002
              ATTN:  R. L. Wickett

   10.7 GEOLOGICAL, ENGINEERING AND OTHER TECHNICAL RECORDS. Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer all maps, logs, cores, cuttings and other geological data and all engineering data and other technical data in its possession pertaining to the Assets, except to the extent Seller is contractually prohibited from doing so under the terms of any agreement in existence on the Effective Date.

   10.8 CONFIDENTIALITY. Seller agrees, for a period of three (3) years from the Effective Date of this Agreement, to keep confidential all engineering, seismic, geological, geophysical or other data included in the

Assets and further agrees not to acquire any interest within one (1) mile of any AMI during the same time. Seller shall not make any media announcement of the transaction contemplated by this Agreement without Buyer's prior written consent. Seller shall further take whatever prospective steps may be reasonably necessary to ensure that Seller's employees, consultants and agents comply with the provisions of this paragraph.

   10.9 VENUE. Buyer and Seller agree that with regard to any and all matters in any way related to this Agreement, venue shall be proper only in Harris County, Texas.

   10.10 ARBITRATION. If a dispute should arise under this Agreement, such dispute shall, except as provided in Sections 8.1 and 8.4, be settled by arbitration. Either party may make a demand for arbitration by filing a demand in writing with the other.

       10.10.1 APPOINTMENT OF ARBITRATORS. The parties hereto may agree upon one arbitrator, but in the event that they cannot so agree, there shall be three arbitrators, one named in writing by each of the parties within fifteen (15) days after demand for arbitration is made, and a third to be chosen by the two so named. Should either party refuse or neglect to join in the appointment of the arbitrators, they shall be appointed in accordance with the provisions of
Article 226 of the Revised Civil Statutes of Texas.

       10.10.2 HEARING. All arbitration hearings conducted hereunder, and all judicial proceedings to enforce any of the provisions hereof, shall take place in Harris County, Texas. The hearing(s) before the arbitrators of the matter to be arbitrated shall be at the time and place within said county as is selected by the arbitrators. Notice shall be given and the hearing conducted in accordance with the provisions of Article 228, 229, and 230 of the Revised Civil Statutes of Texas. At the hearing any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrators. The arbitrators shall hear and determine the matter and shall execute and acknowledge their award in writing and deliver a copy thereof to each of the parties by registered or certified mail.

       10.10.3 ARBITRATION AWARD. If there is only one arbitrator, his decision shall be binding and conclusive on the parties. If there are three arbitrators, the decision of any two shall be binding and conclusive.

       10.10.4 NEW ARBITRATORS. If the arbitrators selected pursuant to paragraph 10.10.1 hereof shall fail to reach an agreement within thirty (30) days after conclusion of hearing(s), they shall be discharged, and three new arbitrators shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two of the three arbitrators selected.

       10.10.5 COSTS OF ARBITRATION. The costs and expenses of arbitration, including the fees of the arbitrators and the attorneys of the respective parties, shall be borne by the parties in such proportions as the arbitrators shall determine.

   10.11 ALLAR #2 ST WELL. Seller agrees to commence production of the Allar #2 ST Well as soon as reasonably possible and to the extent consistent with a reasonably prudent operator standard to produce the well at its maximum efficient rate until Closing. At Buyer's request, Seller shall acquire a bottom hole pressure test that accurately reflects the reservoir pressure, and Buyer may obtain a reserve report from Miller and Lentz for the Allar #2 ST Well using all available pressure and production data. If that reserve report estimates ultimate economically recoverable reserves to be less than 7.0 Bcfe as of the date of first production, then the Purchase Price allocated to the Allar #2 ST Well shall be proportionately reduced in the ratio that the Miller and Lentz reserve estimate bears to 7.0 Bcfe.

   10.12     TERMINATION.

       10.12.1 Buyer may terminate this Agreement, and Seller will refund the deposit only in the event of one or more of the following:

          (a) The total adjustments to the Purchase Price made pursuant to the provisions hereof equal or exceed Nine Million Five Hundred Thousand Dollars ($9,500,000).

          (b) Buyer's environmental report reveals the existence of environmental conditions that require remedial action under applicable laws that would cost in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

          (c) The pre-closing conditions set forth in Section 6.1 have not been satisfied or waived prior to Closing.

          (d)  As provided in Section 4.6.

       10.12.2 Seller may terminate this Agreement and keep Buyer's deposit only in the event that the conditions of Closing are satisfied and

Buyer refuses to close on or before February 23, 1998. Retention of said deposit by Seller shall be Seller's only remedy for Buyer's refusal or failure to close.

   10.13 TRANSITION OPERATIONS. Seller and Buyer will enter into a 90-day transition operating agreement, generally in the form attached hereto as Exhibit 10.13, providing for Seller to operate the properties and make disbursements for a period up to ninety (90) days after Closing. In consideration for rendering these services, Seller shall be reimbursed for its reasonable out-of-pocket expenses, plus receiving the COPAS overhead rate applicable to the particular property.

   10.14 FILE COPIES. Subject to the confidentiality requirements of Section 10.8, Seller may retain copies of files and documents included within the Assets which are necessary for its accounting, tax, land and operator records.

   10.15 GRANGE DOME. Notwithstanding the provisions of a certain farmout agreement dated August 20, 1997 as amended relating to the Centerville Dome, Buyer may propose any operation it wishes in the Grange Dome AMI; however, such operations shall be conducted only if Seller and Buyer mutually agree.

   10.16 SPECIFIC PERFORMANCE. Buyer shall be entitled to specific performance of this Agreement.

   10.17     LIKE-KIND EXCHANGE:  TAXES.

   10.17.1 Seller desires to exchange for other property of like-kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, the Assets, which are the subject of this Agreement. To effect such an exchange, Seller reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Treasury Regulations Section 1.1031(k)-1(g)(4) on or before the Closing Date, and Buyer hereby agrees to recognize any such assignment. Buyer agrees to cooperate with Seller and with the Qualified Intermediary to ensure that the formalities of a like-kind exchange are accomplished. Buyer shall not be obligated to pay any additional costs or incur any additional obligations in their acquisition of the Assets, which are the subject of this Agreement, and Seller shall indemnify Buyer against all claims, expenses, losses and liabilities, if any, resulting from Buyer's participation in such an exchange.

   10.17.2 Buyer desires to acquire in exchange for other property of like-kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, the Assets, which are the subject of this Agreement. To effect such an exchange, Buyer reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Treasury Regulations
Section 1.1031(k)-1(g)(4) on or before the Closing Date, and Seller hereby agrees to recognize any such assignment. Seller agrees to cooperate with Buyer and with the Qualified Intermediary to ensure that the formalities of a like-kind exchange are accomplished. Seller shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets, which are the subject of this Agreement, and Buyer shall indemnify Seller against all claims, expenses, losses and liabilities, if any, resulting from Seller's participation in such an exchange.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

                                            "BUYER"
                                        MILLER OIL CORPORATION



                                        By:
                                            -----------------------------------
                                            Kelly E. Miller
                                            President


                                            "SELLER"
                                        AMERADA HESS CORPORATION


                                        By:
                                            -----------------------------------
                                            D. G. Stevenson
                                            Vice President

                                EXHIBIT 1.2(b)

      Attached to and made a part of that Agreement for Purchase and Sale effective as of September 1, 1997
                  By and Between Amerada Hess Corporation and
                            Miller Oil Corporation


                        NET PROFITS OVERRIDING ROYALTY


  The following terms shall apply to determine the Net Profits Overriding
Royalty:

  (a) The Net Profits Overriding Royalty does not include any right, title or interest in and to any of the personal property, fixtures, or equipment now (or hereafter placed) upon the Assets, and the Net Profits Overriding Royalty excepted and reserved by Seller is exclusively an interest in net profits, as hereinafter defined, and Seller shall look exclusively to the proceeds attributable to the oil, gas and other hydrocarbons produced from the Mineral Interests for the satisfaction and realization of the Net Profits Overriding Royalty.

  (b) Buyer shall have exclusive charge and control of the marketing of all oil, gas and other hydrocarbons allocable to the Net Profits Overriding Royalty, and shall market such production to third parties in arm's-length transactions proportionately with and on the same terms as Buyer's share of production from the same well, and shall collect and receive the proceeds of the sale of all such production.

  (c) Buyer shall maintain a separate payout and Net Profits Account in accordance with the terms of this agreement and good accounting practices for each well subject to the Net Profits Overriding Royalty Interest. The books of account and records of the Net Profits Accounts shall at all reasonable times be open for examination, inspection, copying, and audit by Seller and its accredited representatives at Seller's expense. The Net Profits Accounts shall be and remain non-interest bearing accounts.

  (d) Each Net Profits Account shall be credited by the following, insofar and to the extent the same are allocable to the Mineral Interests in the unit for each well.

     (1) an amount equal to the sale proceeds from the sale of all oil, gas, and other hydrocarbons accruing after payout of each well and allocable to the Mineral Interests in the unit for such well (but excluding therefrom those proceeds attributable to all royalties and any overriding royalty and/or production payment interests now outstanding in third parties and burdening any of the Mineral Interests) and an amount equal to the value of all production so allocable, but appropriated for Buyer's benefit or other use other than with respect to the Mineral Interests;

     (2) an amount equal to the proceeds of the sale and/or rental of any of the interests acquired from Seller in any personal property or equipment, hereafter charged to the Net Profits Account; an amount equal to the market value at the time of removal of the interest acquired by Buyer (on account of its interest in the Mineral Interests) in all personal property and equipment removed by Buyer allocable to the Mineral Interests; all amounts received by or for Buyer allocable to the Mineral Interests under any unitization or operating agreement relating to any such unit on account of the sale or removal of personal property or equipment from such unit;

     (3) an amount equal to the proceeds of all insurance collected by Buyer (or received by or for it under any operating agreement) on account of its ownership of the Mineral Interests as a consequence of the loss of or damage to any one or more of the following: (a) the Mineral Interests or any part thereof or interest therein; (b) the personal property or equipment located thereon or used in connection therewith; or (c) any other property if its cost has been charged to the Net Profits Account;

     (4) an amount equal to the proceeds of all judgments and claims collected by Buyer on account of its ownership of the Mineral Interests and involving one or more of the following: (a) the Mineral Interests or any part thereof or interest therein; (b) the personal property or equipment located thereon; or (c) any other property if its cost has been charged to the Net Profits Account;

     (5) an amount equal to all other moneys, credits and things of value received by or inuring to the benefit of Buyer by virtue of its ownership of the Mineral Interests, excluding always, however, the proceeds of the sale of all or any part of or interest in any of such properties should Buyer sell such property, part or interest, subject to the Net Profits Overriding Royalty; and

     (6) an amount equal to any contributions of money (whether as dry hole or bottom hole contributions or otherwise) or value which Buyer receives on account of the development of the Mineral Interests; provided always, however, nothing herein set forth in this Section (d) shall ever be interpreted or applied in any manner which will ever require or permit any duplication of all or any part of any credit to the Net Profits Account with respect to the same transaction or any credit utilized in determining payout.

  (e) Against each Net Profits Account shall be charged the following, insofar and to the extent the same are properly allocable to the Mineral Interests in the unit for such well after payout:

     (1) an amount equal to the costs to Buyer of all direct labor (including fringe benefits), transportation, and other services necessary for developing, equipping, operating, and maintaining the Mineral Interests; and of all material, equipment, and supplies purchased by Buyer and used on any of the Mineral Interests (including, but not limited to, all costs of fluid injection, pressure maintenance, secondary and tertiary recovery, and recycling); and any of the amounts charged to Buyer for conformance of investment in connection with the creation of any unit or units in which any of the Mineral Interests are or may be included; and of that portion of any other amounts paid to any operator, or receivable by Buyer as operator, under any operating agreement relating to any of the Mineral Interests;

     (2) an amount equal to the expenses of litigation, liens, judgments, and liquidated liabilities and claims incurred and paid by Buyer on account of its ownership of the Mineral Interests or incident to the development, exploration, operation, or maintenance thereof;

     (3) an amount equal to all taxes assessed against or attributable to the Mineral Interests, except mortgage and income taxes, paid by Buyer for the benefit of the parties subject thereto;

     (4) an amount equal to insurance premiums paid by Buyer on account of its ownership of the Mineral Interests for insurance carried with respect to the Mineral Interests or any part thereof, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including legal services, relating to the Mineral Interests or their operations, or any part thereof;

     (5) an amount equal to a reasonable charge for overhead (as defined by the most recent accounting procedure as approved by the Council of Petroleum Accounting Society) to cover the portion properly allocable to the Mineral Interests of compensation or salaries paid to the managing officers of Buyer and of its employees whose time is not allocated directly to the Mineral Interests, for the office expense of Buyer, and for any district and camp expense not allocated directly to the Mineral Interests;

     (6) an amount equal to the expenditures incurred by Buyer in manufacturing, processing or refining production allocable to the Mineral Interests, together with all applicable transportation and extraction costs; and

     (7) an amount equal to all other expenditures incurred by Buyer for the necessary or proper development, exploration, operation, maintenance, and utilization of the Mineral Interests; provided always, however, nothing herein set forth in this Section (e) shall ever be interpreted or applied in any manner which will ever require or permit any duplication of all or any part of any charge to the Net Profits Account with respect to the same transaction or any part of any charge included in determining payout.

  (f) The net profits from the Mineral Interests for each well subject to the Net Profits Overriding Royalty shall be determined for each calendar month after the Effective Date by deducting the aggregate of any charge balance existing in the Net Profits Account for such well at the first of such month, plus the total charges properly made thereto during such month, from the sum of any credit balance existing in such Net Profits Account for such well at the first of such month and total credits properly made to it during such month, and Seller shall receive net profits from such well, only in such months when such credits exceed such charges. Credit Items (2), (3),
(4), (5), and (6) in Section (d) shall be taken into account solely for determining whether net profits exist, and Seller shall have no right, title, or interest therein, and all payments made to Seller on account of the Net Profits Overriding Royalty shall be made entirely and exclusively out of the proceeds attributable to production.

  (g) On or before the last day of each calendar month, or as soon thereafter as reasonably possible, Buyer shall furnish to Seller a detailed statement clearly reflecting the condition of each Net Profits Account as of the close of business on the last day of the preceding calendar month. Any deficit or loss (that is to say, an excess of charges over credits) reflected by any such statement shall be carried forward for the next and succeeding months until such deficit or loss has been liquidated. In case a net profit (that is to say, an excess of credits over charges) is reflected by any such statement, payment to Seller of the amount of such credit balance shall be enclosed with the statements rendered to Seller, and such Net Profits Account shall then be charged with an amount (hereinafter called the "Payment Charge") equal to the amount so paid to Seller. Notwithstanding the provisions of this section, the payment herein provided to be made to Seller with respect to a Net Profits Account for any calendar month may be limited by the second sentence of Section (f) above so that Seller's said payment may not exceed the credits to such Net Profits Account pursuant to Section
(d)(1). In such event, the Payment Charge shall only be an amount equal to the Seller's said limited payment, and the remaining credit balance in such Net Profits Account shall be carried forward to the succeeding months until reduced to zero by permitted charges to such Net Profits Account. No change of ownership of the Net Profits Overriding Royalty shall be binding upon Buyer, until Buyer is furnished with certified or photocopies, satisfactory to Buyer, of the original recorded documents evidencing such change. Notwithstanding any change of ownership in the Net Profits Overriding Royalty, Buyer shall never be required to make payments nor to render reports required hereunder with respect to such Net Profits Overriding Royalty to more than one party, and, in the event the Net Profits Overriding Royalty is owned by more than one party, Buyer may withhold further payments and reports with respect to such Net Profits Overriding Royalty until all of such owners of the Net Profits Overriding Royalty have designated a single party to act for all of them hereunder in all respects, including, but not by way of limitation, the giving and receiving of all notices and the receipt of all payments and reports. If, at the expiration of two (2) years from the rendition of a particular statement, Seller has raised no objection to the items therein reflected nor as to debits or credits upon which such items are based, such statement shall be conclusively deemed to be correct for all purposes, and Buyer shall no longer be required to maintain any records in connection therewith.

  (h) Seller shall never personally be responsible for payment of any part of the costs and expenses charged against the Net Profits Accounts, nor for any liabilities incurred in connection with the developing, exploring, equipping, and operating of the Mineral Interests after the Effective Date; provided, however, all such costs and expenses shall nevertheless be charged against the Net Profits Accounts as and to the extent herein provided.

                                 EXHIBIT 2.1.5

      Attached to and made a part of that Agreement for Purchase and Sale effective as of September 1, 1997
                  By and Between Amerada Hess Corporation and
                            Miller Oil Corporation


                                GAS IMBALANCES


 There are no gas imbalances.

                                EXHIBIT 6.2(a)

      Attached to and made a part of that Agreement for Purchase and Sale effective as of September 1, 1997
                  By and Between Amerada Hess Corporation and
                            Miller Oil Corporation


                          ASSIGNMENT AND BILL OF SALE


 Amerada Hess Corporation, a Delaware Corporation, whose address is One Allen Center, 500 Dallas Street, Houston, Texas 77002, hereinafter referred to as "Assignor", for One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby CONVEY, ASSIGN and DELIVER unto Miller Oil Corporation, a Michigan corporation, whose address is 3104 Logan Valley Road, P.O. Box 348, Traverse City, MI 49685-0348, hereinafter referred to as "Assignee", all of the following described properties, rights and interests, hereinafter referred to collectively as the "Assets":

 A. All of the oil, gas and other mineral leasehold interests, royalty and overriding royalty interests, mineral interest and oil and gas rights described in Exhibit "A", attached hereto and made a part hereof by reference (hereinafter collectively referred to as "Mineral Interests");

 B. Present and future participation in any wells, units, fields, or additional oil and gas interests, which participation is derived from and limited to the Mineral Interests, including, but not limited to, all right, title and interest of Assignor derived from any unitization, pooling, operating, area of mutual interest, communitization or other agreement, or from any declaration or order of any governmental authority;

 C. All wells, equipment, facilities, improvements, salt water disposal wells, compressors, compressor stations, dehydration facilities, treating facilities and plants (including desulfurization facilities), pipelines, gathering systems, flow lines, transportation lines, field offices and yards (both owned and leased), valves, meters, separators, tanks, tank batteries, and other fixtures and appurtenances pertaining to the Mineral Interests;

 D. Oil, gas and other hydrocarbons (including all components thereof) produced from, or attributable to the Mineral Interests subsequent to the Effective Date (as hereinafter defined), including "line fill" and inventory below the pipeline connection in tanks;

 E. Personal property located on or used in connection with the development, operation, maintenance, and/or safeguarding of any of the Mineral Interests, including, but not limited to, cores, cuttings, supplies, inventory, pipe, equipment, compressors, tools and contents of the field offices (including, but not limited to, computers utilized for Scadix monitoring of wells, furniture, fixtures and supplies);

 F. Contracts and contractual rights, obligations and interests including, but not limited to, unit agreements, farmout agreements, farmin agreements, drilling contracts, operating agreements, well service contracts, seismic licenses, software licenses, storage or warehouse agreements, supplier contracts, service contracts, marketing contracts, construction agreements, division orders and transfer orders, relating to the Mineral Interests; except licenses which Assignor is prohibited from selling or assigning under the terms of a contract existing on the Effective Date;

 G. All lease files, land files, well files, well data and records, engineering studies, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, geophysical data, files, tapes, maps, and licenses, and all other books, files and records, information and data (including, but not limited to, engineering and geological data, files and maps) of Assignor, insofar as the same relate to the Mineral Interests, except for licenses and data which Assignor is prohibited from selling or assigning under the terms of a contract existing on the Effective Date;

 H. Hydrocarbon sales, purchase, exchange and processing contracts and agreements, and all other contracts and agreements, insofar as the same affect or relate to the production from the Mineral Interests, including, but not limited to, any rights Assignor has to market the production of other current working interest owners who are subject to Joint Operating Agreements among Assignor, as Operator, and Assignee et al., as Non Operators, covering the Mineral Interests;

 I. All claims of Assignor against gas purchasers for "take or-pay" obligations and similar obligations, with respect to the Mineral Interests to the extent such claims have not been paid to or settled by Assignor as of the Effective Date, all obligations and benefits with respect to gas production or processing imbalances which are to be assumed or received by Assignee pursuant to this Agreement, and all obligations and benefits with respect to severance tax abatements with respect to the Mineral Rights attributable to periods of time after the Effective Date; and

 J. Easements, licenses, authorizations, permits, and similar rights and interests applicable to, used or useful in connection with, any or all of the Mineral Interests.

 TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever, and Assignor (1) hereby binds itself, its successors and assigns, to warrant and forever defend all and singular the Assets unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Assignor, but not otherwise; and (2) warrants that it has not created any burdens on the Assets in addition to those burdens which existed when Assignor acquired the Assets. However, as to all equipment, wells and other personal property herein conveyed, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES (i) ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (iii) ANY IMPLIED OR EXPRESSED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, and all such personal property is conveyed "AS IS" and without warranty of any kind.

 To the extent Assignor has received any warranty of whatever nature relating to the Assets from Assignor's predecessors-in-title, and to the extent such warranty may be assigned, Assignor subrogates Assignee in and to all of the rights and actions of warranty which Assignor has or may have against its predecessors-in-title.

 This Assignment and Bill of Sale is made subject to all the terms and conditions of that Agreement for Purchase and Sale by and between Assignor and Assignee, dated November 25, 1997, and made a part hereof by reference. This Assignment and Bill of Sale shall be effective as of September 1, 1997, at 7:00 a.m. ("Effective Date").

 EXECUTED THIS _____ day of ______________, 1998.

                   MILLER OIL CORPORATION


                   By:
                        --------------------------------------
                   Its:
                        --------------------------------------


                   AMERADA HESS CORPORATION


                   By:
                        --------------------------------------
                   Its:
                        --------------------------------------

                                  EXHIBIT 8.3

      Attached to and made a part of that Agreement for Purchase and Sale effective as of September 1, 1997
                  By and Between Amerada Hess Corporation and
                            Miller Oil Corporation


                          ALLOCATION OF CONSIDERATION


          ASSETS                        RELATIVE FAIR MARKET VALUE
     Depreciable Assets                  $
                                          ----------------------------
     Depletable Assets                   $
                                          ----------------------------
              TOTAL VALUE                $
                                          ----------------------------

_____________________________
<F*> Seller and Buyer agree that Total Value is equal to the consideration paid for the Assets in accordance with the Agreement, and acknowledge that this is the proper allocation of that consideration in accordance with Section 1060 of the U.S. Internal Revenue Code.

Miller Oil Corporation
                , 1998
----------------
Page 1



                                 EXHIBIT 10.13

      Attached to and made a part of that Agreement for Purchase and Sale effective as of September 1, 1997
                  By and Between Amerada Hess Corporation and
                            Miller Oil Corporation



                        [AMERADA HESS CORPORATION LOGO]



                                        One Allen Center
                                         500 Dallas Street
                                        Houston, TX   77002
                                         (713) 609-5000



            , 1998
------------


Miller Oil Corporation
3104 Logan Valley Road
P.O. Box 348
Traverse City, MI 49685-0348
ATTN:  Kelly Miller

Re:  Letter Agreement
     Mississippi Salt Dome Field

Dear Mr. Miller:

Reference for all purposes is herein made to that certain Agreement for Purchase and Sale ("Agreement") dated November 25, 1997, by and between Amerada Hess Corporation ("AHC") and Miller Oil Corporation ("Miller"). As an accommodation to Miller, AHC agrees to perform the services hereinafter specified, and Miller agrees to undertake the obligations herein set forth.

Miller Oil Corporation
                , 1998
----------------
Page 2

1.  FILES

AHC will make reasonable efforts to have all of its files pertaining to the Assets, including well files on AHC operated properties, available for Miller to pick up on or before __________, 1998, or as soon as practical thereafter. Files will be made available at AHC's Houston office and at its field offices.

2.  OPERATIONS

AHC and Miller agree that Transfer of Operator Forms bearing a transfer date of ______________, 1998, will be completed on all AHC operated Assets at or prior to Closing and same will be forwarded to the Mississippi State Oil Gas Board ("MSOG") as appropriate by AHC. AHC will turn over operatorship of all AHC operated properties as soon as practicable after Closing but in no event later than 7:00 a.m. _____________, 1998. It is understood by both AHC and Miller that the MSOG may consider their approval dates as the effective dates for State and Federal reporting and other regulatory matters. Nevertheless, Miller desires and agrees to assume full responsibility for operations not later than 7:00 a.m. ______________, 1998.

3.  LAND MAINTENANCE

AHC shall continue its normal land maintenance of rental and shut-in payments through the month of __________ 1998 to allow Miller sufficient time to set up its land and accounting records. During the months of _____________________, AHC shall consult with Miller regarding significant maintenance items. On _____________, 1998, AHC shall furnish a report of all maintenance performed on behalf of Miller and shall no longer perform land maintenance for Miller.

4.  MARKETING GAS

AHC agrees to market natural gas for the months of __________ 1998. AHC shall make all required nominations and pipeline communications for the entire months of _________1998. On or before _____________, 1998 (or such time as required by pipeline nominations), AHC will transfer all information required for Miller to assume gas marketing functions effective with _________1998 sales including:

   1. Details of _________1998 sales transactions;

   2. Meter numbers and other relevant information required to make pipeline nominations; and

   3. Contact list of companies to whom AHC typically sells.

Miller Oil Corporation
                , 1998
----------------
Page 3

Miller will assume all marketing functions for _________1998 sales and AHC shall have no responsibility to market gas for Miller after _________1998.

5.  ACCOUNTING

AHC shall assist Miller with accounting as set forth on the attached Schedule
I. AHC and Miller will consult with each other regarding significant accounting items performed. Subsequent to the dates outlined on Schedule I, AHC shall no longer perform any accounting functions for Miller. For cash received or expended by AHC subsequent to the dates outlined on the Schedule, AHC will remit net cash (revenue received less expenditures paid) due to Miller, by the tenth workday, following the month the cash was received or expended. AHC will forward original documentation or copies of original documentation as appropriate, supporting cash receipts, expenditures or other significant accounting activity on a timely basis.

6.  COMMUNICATION EQUIPMENT

AHC shall retain voice frequency ______ MHz in ____________________________.
Miller has right to use this radio frequency until ____________, 1998, at which time Miller will cease use of frequency ______ MHz.

7.  INDEMNIFICATION

Without implying any obligation on AHC's part to continue conducting the services set forth in this letter after the Closing, such continued services by AHC shall be for the account of Miller, at the sole risk, cost and expense of Miller and AHC is hereby released and indemnified by Miller from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING AHC'S NEGLIGENCE) arising out of such continued services except such claims as may result from AHC's willful misconduct. In connection with any such continued services, AHC shall be reimbursed by Miller for all reasonable out-of-pocket costs and expenses incurred by AHC with respect thereto, plus receiving the COPAS overhead rate applicable to the particular property.

If you are in agreement with the above, please execute one copy of this letter at the place designated below and return one copy to my attention at

Miller Oil Corporation
                , 1998
----------------
Page 4

the above address, whereupon this will be an amendment of the Agreement, binding upon the parties hereto.


Respectfully,

AMERADA HESS CORPORATION



By:
    ------------------------------


ACCEPTED AND AGREED TO
THIS ______ DAY OF __________________, 1998


MILLER OIL CORPORATION


By:
           --------------------------------
Name:
           --------------------------------
Title:
           --------------------------------